Exhibit 99.1

National & Retail Trades and First Call

For release: January 5, 2006 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS DECEMBER COMPARABLE STORE SALES INCREASE OF 4.6%

MENOMONEE FALLS, WI, -- (Business Wire) – January 5, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended December 31, 2005 increased 16.2 percent over the five-week period ended January 1, 2005. On a comparable store basis, sales increased 4.6 percent.

For the 48 weeks ended December 31, 2005 total sales increased 14.6 percent while comparable store sales increased 3.5 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “Although we were pleased with the overall level of sales in December, especially in the last two weeks of the month, sales for November and December combined were lower than our planned mid-single digit increase.  We now expect to achieve approximately a 3 percent comparable sales increase and earnings of $1.06 to $1.07 per diluted share for the fourth quarter, which would result in a net income increase of approximately 19 percent for the year.”

Montgomery added, “Our customers continue to respond to our new merchandise initiatives and our in-store presentation which continues to give us confidence that we are moving in the right direction.  Our inventories are in excellent shape with clearance levels below last year on a per store basis as we transition into the spring season.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	December 31,	January 1,	All	Comp
	2005	2005	Stores	Stores

December	$ 2,481.8	$ 2,135.3	16.2%	4.6%
Year-To-Date	$ 12,725.8	$ 11,103.7	14.6%	3.5%

On December 31, 2005, the Company operated 732 stores in 41 states, compared with 637 stores in 40 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (630) 652-3100 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464